Exhibit 99.1

     Bausch & Lomb Receives Acquisition Proposal From
Advanced Medical Optics For $75.00 Per Share In Cash And AMO Stock

FOR RELEASE THURSDAY, JULY 5, 2007

ROCHESTER, N.Y. – Bausch & Lomb (NYSE:BOL) announced today that it has received from Advanced Medical Optics (NYSE:EYE) a proposal (the “AMO Proposal”) to acquire 100% of the outstanding shares of Bausch & Lomb in a merger in which Bausch & Lomb’s shareholders would receive, per share of Bausch & Lomb stock, $45.00 in cash and $30.00 in AMO stock, valued based on the average closing price of the AMO common stock for five trading days prior to the date (if any) on which a definitive agreement is signed.

The AMO Proposal is subject to termination of Bausch & Lomb’s previously announced merger agreement with affiliates of Warburg Pincus LLC (“Warburg Pincus”) (the “Warburg Pincus Agreement”) and the execution of a definitive merger agreement with AMO. The AMO Proposal’s terms include that AMO will have up to 12 months to close the transaction and that interest would be paid in cash with respect to the purchase price by AMO at the rate of 7.2% per annum beginning six months after a definitive merger agreement is executed. The proposal is not subject to a financing condition. AMO has submitted a financing commitment letter in connection with the proposal. The AMO Proposal is conditioned upon, among other things (1) approval by AMO’s shareholders and Bausch & Lomb’s shareholders, (2) regulatory approvals and (3) certain additional due diligence by AMO. The AMO Proposal includes (1) a proposed $130 million reverse termination fee payable by AMO to Bausch & Lomb in the event the transaction does not close due to the failure to obtain requisite financing or antitrust clearance and (2) proposed reimbursement by AMO of Bausch & Lomb’s expenses up to $35 million if AMO fails to obtain the approval of its shareholders. The AMO Proposal provides for (1) a proposed $130 million termination fee payable under certain circumstances by Bausch & Lomb to AMO in the event of termination of an agreement with AMO in connection with the exercise by the Bausch & Lomb Board of Directors of its fiduciary duties and (2) a proposed reimbursement of AMO’s expenses up to $35 million under the same circumstances in which such expenses are reimbursable under the Warburg Pincus Agreement.

The Bausch & Lomb Board of Directors, following the recommendation of a Special Committee composed entirely of independent directors, has determined that the AMO Proposal is bona fide and is reasonably likely to result in a superior proposal, as defined in the Warburg Pincus Agreement. AMO has therefore been designated an “excluded party” as defined in the Warburg Pincus Agreement. By designating AMO an excluded party, Bausch & Lomb is permitted, subject to certain conditions, to continue negotiating with AMO with respect to the AMO Proposal despite the end of the “go shop” period.

The Special Committee and its advisors intend to engage in further discussions with AMO regarding the AMO Proposal. Bausch & Lomb cautioned that the AMO Proposal is subject to a number of contingencies which the Special Committee is continuing to evaluate, including the requirement of approval by AMO’s shareholders as well as antitrust clearances, and that there could be no assurance that the Special Committee would ultimately find the proposal to be a superior proposal under the merger agreement. Bausch & Lomb cautioned that the discussions with AMO may be terminated at any time and that there can be no assurances as to whether the AMO Proposal will ultimately result in a transaction with Bausch & Lomb. AMO is the only “excluded party” designated by the Special Committee.

As announced on May 16, 2007, Bausch & Lomb entered into the Warburg Pincus Agreement, pursuant to which Warburg Pincus agreed to acquire 100% of the outstanding shares of Bausch & Lomb for $65.00 per share in cash. The Warburg Pincus Agreement may be terminated under certain circumstances, including if Bausch & Lomb receives and enters into a definitive agreement with respect to a superior proposal and provides advance notice to Warburg Pincus. If the Warburg Pincus Agreement is terminated under these circumstances with respect to an excluded party such as AMO, Warburg Pincus will be entitled to a $40 million payment from Bausch & Lomb.

Pending further discussions with AMO, Bausch & Lomb’s Board of Directors, following the recommendation of the Special Committee of the Board of Directors, has not changed, and has reaffirmed, its recommendation of Bausch & Lomb’s pending merger with affiliates of Warburg Pincus pursuant to the Warburg Pincus Agreement.

About Bausch & Lomb

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York, and employs approximately 13, 000 people worldwide. Its products are available in more than 100 countries. More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.

Forward Looking Statements

This news release contains, among other things, certain statements of a forward-looking nature. Such statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to, (1) market conditions, (2) whether or not the AMO Proposal would ultimately be approved by the Bausch & Lomb Board of Directors and the Special Committee, (3) Bausch & Lomb’s ability to satisfy certain terms of the Warburg Pincus Agreement (including certain determinations by the Bausch & Lomb Board of Directors), (4) actions by regulatory authorities and shareholders, (5) Bausch & Lomb’s financial results and performance, (6) the consummation of necessary financing in connection with a transaction, (7) the satisfaction of closing conditions, (8) actions by Bausch & Lomb, Warburg Pincus, AMO or any other bidder, and (9) other factors described in the Company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q, 12b-25 and 8-K. Many of the factors that will determine the outcome of the subject matter of this communication are beyond the Company’s ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of Bausch & Lomb and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BAUSCH & LOMB AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) a well as other filed documents containing information about Bausch & Lomb at www.sec.gov, the SEC’s free Internet site. Free copies of Bausch & Lomb’s SEC filings are also available on Bausch & Lomb’s Internet site at www.bausch.com.

Interests of Participants

Bausch & Lomb and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Bausch & Lomb’s shareholders in favor of the proposed transaction. Additional information regarding the interests of potential participants in the proxy solicitation will be included in the definitive proxy statement and other relevant documents that Bausch & Lomb intends to file with the SEC in connection with the scheduled special meeting of its shareholders.